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                           TRIAD SYSTEMS CORPORATION
                       REAL ESTATE DISTRIBUTION AGREEMENT

         This Real Estate Distribution Agreement (this "AGREEMENT") is entered into as of February 26, 1997 (the "EFFECTIVE DATE") among Triad Systems Corporation, a Delaware corporation ("TRIAD"), 3055 Triad Dr. Corp., a California corporation and a wholly-owned subsidiary of Triad ("3055"), 3055 Management Corp., a California corporation ("3055 MANAGEMENT"), and Triad Park, LLC, a Delaware limited liability company ("PARK"), in the following factual context:


         A. Triad owns certain land located in Triad Park, Livermore, California;

         B. 3055 owns three (3) buildings (comprising 220,000 square feet) and certain land situated in Triad Park, Livermore, California, which are leased to Triad for use as its headquarters in Livermore, California;

         C. Cooperative Computing, Inc., a Texas corporation ("CCI"), CCI Acquisition Corp., a Delaware corporation ("CCI ACQUISITION"), and Triad are parties to an Agreement and Plan of Merger, dated as of October 17, 1996 (as the same may be amended from time to time, the "MERGER AGREEMENT"), pursuant to which the parties thereto, among other things, agreed that, subject to the terms and conditions specified therein, Triad would declare and pay a dividend consisting of interests in an entity owning certain real property then held by Triad, certain real property then owned by 3055, and certain related assets;


         THE PARTIES NOW AGREE AS FOLLOWS:

SECTION 1:  CERTAIN DEFINITIONS

         As used herein, the following terms shall have the indicated meanings:

         1.1     "AAA" shall mean the American Arbitration Association.

         1.2     "After-tax basis" shall have the meaning given to such term in
Section 11.4 of this Agreement.

         1.3 "American General Consent" shall mean the letter agreement among 3055, Park and The Variable Annuity Life Insurance Company, an affiliate of American General Insurance Company, in the form of Exhibit 1.3 to this Agreement, relating to the termination of certain obligations under the 3055 Note and the 3055 Deed of Trust.
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         1.4     "Assignment and Assumption Agreement" shall mean the
Assignment and Assumption Agreement, to be dated as of the Contribution Date, among Triad, 3055 and Park, in the form attached as Exhibit 1.4 to this Agreement.

         1.5 "Assumed Obligations" shall mean all liabilities or obligations of Triad or any of its subsidiaries (including, without limitation, 3055, but excluding Park) under the following:

                 (i)   the Specified Secured Debt;
                 (ii)  the 3055 Note;
                 (iii) the 3055 Deed of Trust;
                 (iv)  the Dividend Expenses; and
                 (v)   the Real Property Agreements.

In addition, "Assumed Obligations" shall mean all obligations of 3055 under the Lease Agreement, as amended by the Lease Amendment.

         1.6     "Code" shall have the meaning given to such term in Section
11.1 of this Agreement.

         1.7     "Commission" shall mean the Securities and Exchange
Commission.

         1.8 "Contribution Date" shall mean the date on which shares of Triad Common Stock are purchased pursuant to the Offer to Purchase.

         1.9 "Damages" shall mean any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses, including, without limitation, costs and expenses of investigation and reasonable fees and disbursements of counsel.

         1.10    "Deemed Sales" shall have the meaning given to such term in
Section 11.1 of this Agreement.

         1.11 "Designated Park Employees" shall have the meaning given to such term in Section 9.1 of this Agreement.

         1.12 "Distribution Agent" shall mean the existing transfer agent and registrar for the Triad Common Stock or such other person as may be selected by Park prior to the distribution of the Dividend, which will serve as the distribution agent for the Dividend.

         1.13 "Dividend" shall have the meaning set forth in Section 2 of this Agreement.

         1.14 "Dividend Expenses" shall mean all costs and expenses solely attributable to the transactions contemplated hereby, whether incurred before or after consummation of the Offer to Purchase, and including, without limitation, any and all





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                 (i) necessary and reasonable fees and expenses of counsel, accountants and advisors,

                 (ii) filing fees,

                 (iii) escrow fees charges by any title company engaged in connection with the consummation of any of the transactions contemplated hereby,

                 (iv) costs and expenses of obtaining current tax certificates for any of the Triad Designated Assets and of recording the Triad Deed in the County Records of Alameda County, California,

                 (v) costs and expenses of any title examination,

                 (vi) costs and expenses of obtaining a current, as-built survey of the real property included in the Triad Designated Assets, and

                 (vii) costs and expenses of issuance of an Owner's Title Policy, if any, insuring title in accordance with the terms of this Agreement.

         1.15 "Environmental Costs and Liabilities" shall have the meaning given to such term in the Merger Agreement.

         1.16 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

         1.17 "Indemnified Party" and "Indemnified Parties" shall have the respective meanings given to such terms in Section 9.1 of this Agreement.

         1.18 "Information Statement" shall mean the definitive information statement, as amended or supplemented, mailed to the Record Holders in connection with the Dividend.

         1.19 "Lease Agreement" shall mean that certain Project Lease Agreement, dated as of August 1, 1988, between Triad and 3055.

         1.20 "Lease Amendment" shall mean that certain First Amendment to Project Lease Agreement, to be dated as of the Contribution Date, among Triad, 3055 and Park.

         1.21 "Mailing Date" shall mean the date the Information Statement is first mailed to the stockholders of Triad.





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         1.22    "Merger" shall have the meaning given to such term in
Section 4 of this Agreement.

         1.23 "Net Proceeds" shall mean, with respect to the sale, transfer, assignment or conveyance of any Triad Designated Asset, the net proceeds received by Triad or 3055, as applicable, after deduction for all costs incurred by Triad, 3055 or any of their respective subsidiaries, whether or not at such time such costs have been paid, in connection with such sale, transfer, assignment or conveyance.

         1.24 "Offer to Purchase" shall mean the Offer to Purchase for Cash all Outstanding Shares of Common Stock (Including the Associated Rights) of Triad, dated October 23, 1996, by CCI Acquisition.

         1.25 "Partnership Item Tax Contest" shall have the meaning given to such term in Section 11.2 of this Agreement.

         1.26 "Real Property" means all of the approximately 206 acres owned by Triad or 3055 in Livermore, California, commonly known as Triad Park, and which is particularly described upon SCHEDULE 1.26, including the three buildings containing approximately 220,000 square feet (excluding cubicles, furniture and office equipment).

         1.27    "Real Property Agreements" means the agreements listed on
SCHEDULE 1.27.

         1.28 "Record Holders" shall mean the record holders of Triad Common Stock immediately preceding the acceptance of shares pursuant to the Offer of Purchase.

         1.29 "Registration Statement" shall mean the registration statement on Form 10SB, if available, or Form 10 to be filed with the Commission under the Exchange Act in connection with the Dividend, in the form declared effective by the Commission, as amended or supplemented.

         1.30    "Rules" shall have the meaning given to such term in Section
13.1 of this Agreement.

         1.31 "Securities Act" shall mean the Securities Act of 1933, as amended.

         1.32    "Specified Claim" shall have the meaning given to such term in
Section 13.8 of this Agreement.

         1.33 "Specified Secured Debt" shall mean any indebtedness of Triad or any of its subsidiaries (other than the Triad Revolving Credit Agreement) that is secured, in whole or in part, by any of the Triad Designated Assets, including, without limitation, the 3055 Note.





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         1.34    "Spin-Off Tax Contest" shall have the meaning given to such term in  Section 11.2 of this Agreement.

         1.35    "Statement" shall have the meaning given to such term in
Section 11.6 of this Agreement.

         1.36 "Taxes" shall have the meaning given to such term in the Merger Agreement.

         1.37 "Tax Returns" shall have the meaning given to such term in the Merger Agreement.

         1.38 "Third Party Claim" shall have the meaning given to such term in Section 10.2 of this Agreement.

         1.39 "3055 Deed of Trust" shall mean that certain First Deed of Trust and Assignment of Rents, Security Agreement and Fixture Filing, by and between 3055, as Trustor, Mason-McDuffie Financial Corporation, as Trustee, and The Variable Annuity Life Insurance Company, as Beneficiary.

         1.40 "3055 Management" shall mean 3055 Management Corp., a California corporation.

         1.41 "3055 Management Contribution Note" shall have the meaning set out in Section 5.4.

         1.42 "3055 Management Membership Interest" shall mean the limited liability company interest (as defined in the Delaware Limited Liability Company Act, as amended) in Park received by 3055 Management in exchange for the contribution to Park of the 3055 Management Contribution Note pursuant to
Section 5.4 of this Agreement.

         1.43 "3055 Note" shall mean that certain Promissory Note, dated as of August 23, 1988, in the original principal amount of $15,500,000, by 3055, as Maker, and The Variable Annuity Life Insurance Company, a Texas corporation, as Payee.

         1.44 "Transaction Documents" shall mean, collectively, this Agreement and each other document, agreement or instrument contemplated by, or otherwise executed and delivered in connection with, this Agreement.

         1.45 "Triad Common Stock" shall mean shares of common stock, $.01 par value per share, of Triad.

         1.46    "Triad Deed" shall have the meaning given to such term in
Section 5.3 of this Agreement.





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         1.47    "Triad Designated Assets" shall mean all of the Real Property and all related rights, privileges, easements, improvements, fixtures and appurtenances, including but not limited to the following:

         (i) All rights, subject to all obligations, under the Real Property Agreements;

         (ii) the Net Proceeds received by Triad upon the consummation of any sale of any Triad Designated Asset from and after October 17, 1996 and prior to the conveyance of the Triad Designated Assets to Park as described in
Section 5.3 of this Agreement;

         (iii)   all Triad Sales Agreements;

         (iv) all of the landlord's interest under the Lease Agreement, as amended by the Lease Amendment;

         (v) all rights to Triad Park on and off site improvements and to any reimbursements to be paid by the City of Livermore, any utility company or any other property owner within the improvement district; and

         (vi) Copies of all books and records related to any of the foregoing or related to the 3055 Note and the 3055 Deed of Trust or the Assumed Liabilities.

         1.48 "Triad Excluded Assets" shall mean those Triad Designated Assets sold, assigned, transferred or conveyed by Triad prior to the conveyance of the Triad Designated Assets to Park as described in Section 5.3 of this Agreement.

         1.49 "Triad Membership Interest" shall mean the limited liability company interest (as defined in the Delaware Limited Liability Company Act, as amended) in Park received by Triad in exchange for the conveyance by Triad to Park of the Triad Designated Assets pursuant to Section 5.3 of this Agreement.

         1.50 "Triad Revolving Credit Agreement" shall mean that certain Revolving Credit Loan Agreement, dated as of June 30, 1992, by and between Triad and Comerica Bank-California.

         1.51 "Triad Sales Agreement" shall mean any agreement to which Triad is a party pursuant to which Triad has agreed or agrees to sell, assign, transfer or convey any Triad Designated Asset.

         1.52 "Waiver of Conflicts" shall mean the Conflict Agreement among Triad, CCI, 3055, 3055 Management, Park and McCutchen, Doyle, Brown & Enersen, LLP, dated as of the Contribution Date, in the form of Exhibit 1.51 to this Agreement.





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SECTION 2:  DECLARATION OF DIVIDEND

         Subject to the terms and conditions of this Agreement, the Board of Directors of Triad will declare a dividend of the Triad Membership Interest (the "DIVIDEND") payable to the Record Holders on a pro rata basis upon the satisfaction of the conditions set forth herein. Following the satisfaction of the conditions to the payment of the Dividend, Triad shall deliver to the Distribution Agent a certificate representing the Triad Membership Interest and instruct the Distribution Agent to distribute, as soon as practicable, such membership interest to the Record Holders.

SECTION 3:  CONDITION PRECEDENT

         The payment of the Dividend by Triad is conditioned in all respects upon the following:

         (a) The Triad Board of Directors shall have declared such Dividend as provided in Section 2 of this Agreement.

         (b) The transactions contemplated by Section 4 and Section 5 of this Agreement, and the deliveries contemplated by Section 7 of this Agreement, all to occur on the Contribution Date, shall have been consummated in all respects and the Lease Amendment shall be in full force and effect.

         (c) The Registration Statement shall have become effective under the Exchange Act and shall continue to be effective as of the payment date for the Dividend, and no stop order shall have been issued and no proceeding by the Commission shall have been instituted to suspend the use of the Registration Statement or the Information Statement.

         (d) The Information Statement is ready to be distributed to the holders of Triad Common Stock in accordance with the requirements of the Exchange Act and the Commission.

         (e) All authorizations, consents, approvals and clearances of all federal, state, local and foreign governmental agencies or authorities required to permit the valid consummation by the parties hereto of the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

         (f) No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or authority, and no statute, rule, regulation, or executive order promulgated or enacted by any governmental agency or authority, shall be in effect preventing the payment of the Dividend.

         (g) The Dividend shall be payable in accordance with applicable law.





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         (h)     Coopers & Lybrand shall have issued to Triad a "cold comfort"
letter consistent in form and content with applicable professional standards, regarding the historical financial information contained in the Registration Statement and the Information Statement.

         (i) Triad shall have received an opinion, dated as of the Mailing Date and otherwise in form and substance reasonably acceptable to Triad, from McCutchen, Doyle, Brown & Enersen, LLP, counsel to Park, as to the matters set forth on Exhibit 3(i) to this Agreement.

SECTION 4:  MERGER OF 3055

         Upon the Contribution Date and immediately prior to the contributions to Park under Section 5, Triad shall cause 3055 to be merged with and into Triad.

SECTION 5:  FORMATION OF TRIAD PARK, LLC

         5.1 FORMATION OF PARK. Immediately prior to the execution and delivery hereof, Triad and 3055 Management have formed Park. The limited liability company agreement of Park and the Certificate of Formation of Park are attached hereto as Exhibit 5.1A and Exhibit 5.1B, respectively. Each such document is in full force and effect in the form attached hereto.

         5.2 RELEASE OF CERTAIN LIENS, CONSENT. On or before the Contribution Date, and without the payment or delivery of any consideration, or the incurrence of any obligation to pay or deliver any consideration, by Triad or any of its subsidiaries (other than Park), Triad shall obtain the American General Consent.

         5.3 CONVEYANCE BY TRIAD. Upon the Contribution Date, subject to the terms and conditions hereof, Triad will sell, assign, transfer and convey to Park all of Triad's right, title and interest in the Triad Designated Assets (other than the Triad Excluded Assets) in exchange for the issuance to Triad of the Triad Membership Interest, equal to 99% of the capital, profits and losses of Park, and the assumption by Park of the Assumed Obligations. The conveyance of the real property included in the Triad Designated Assets (other than the Triad Excluded Assets) shall be effected through the execution and delivery by Triad of a grant deed in the form of Exhibit 5.3 to this Agreement (the "TRIAD DEED"). The conveyance of the remaining property included in the Triad Designated Assets (other than the Triad Excluded Assets), and the assumption of the Assumed Obligations, shall be effected through the execution and delivery of the Assignment and Assumption Agreement by Triad and Park. The real property included in the Triad Designated Assets shall be free and clear of monetary liens and encumbrances granted or created under the Tender Facility or the Interim Facility (as defined in the Offer to Purchase); otherwise the recourse for breach of title





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warranties of Triad under the Triad Deed will be strictly limited to the extent that Triad is insured therefor under its title insurance in effect prior to the Effective Date.

         5.4 CONTRIBUTION OF 3055 MANAGEMENT. Upon the Contribution Date, 3055 Management will contribute its recourse promissory note due in 120 days, without interest, equal to 1.01 percent of the total value of the contributions to Park by Triad (the "3055 MANAGEMENT CONTRIBUTION NOTE") in exchange for a one percent (1%) interest in the capital, profits and losses of Park.

         5.5     CONDITIONS TO CONVEYANCES.  The conveyances described in
Section 5.3 and Section 5.4 of this Agreement are conditioned in all respects upon the occurrence of the actions described in Section 4.

         5.6 NO REPRESENTATIONS OR WARRANTIES. Park understands and agrees that, except as specifically provided in Section 5.3, neither Triad nor 3055 is, in any Transaction Document, nor shall Triad or 3055 be deemed or implied to be, making any representation or warranty as to the value of any Triad Designated Asset, the absence of any encumbrance on any Triad Designated Asset, the title to any Triad Designated Asset, the legal sufficiency to convey title to any Triad Designated Asset, or as to any other matter regarding any Triad Designated Asset, it being understood and agreed that each of Triad and 3055 is merely conveying such person's right, title and interest, if any, in the Triad Designated Assets to Park and that all such Triad Designated Assets are being conveyed "AS IS, WHERE IS" and that Park shall bear the economic and legal risk that any conveyances of any Triad Designated Assets shall prove to be insufficient or that Triad's or 3055's title to any such assets shall be other than good and marketable title free from encumbrances. Similarly, Park understands and agrees that neither Triad nor 3055 is, in any Transaction Document, nor shall Triad or 3055 be deemed or implied to be, making any representation or warranty as to whether any consents, authorizations, approvals, waivers, applications, filings or amendments are necessary in connection with the execution, delivery or performance of, or the consummation of the transactions contemplated by, any Transaction Document to satisfy the requirements of any applicable agreements, laws, rules, regulations, judgments, orders or decrees, it being understood and agreed that Park shall bear the economic and legal risk that any necessary consents, authorizations, approvals, waivers, applications, filings or amendments are not obtained or that the requirements of any law, rule, regulation, judgment, order or decree are not complied with.

         5.7 SALE AGREEMENTS. Each Triad Sale Agreement entered into by Triad from and after the date of this Agreement shall provide that, upon the conveyance by Triad of the Triad Designated Assets to Park pursuant to this Agreement, the purchaser agrees to an automatic novation substituting Park for Triad in the Triad Sale Agreement.

         5.8 LOAN BY TRIAD. Immediately prior to the payment of the Dividend, Park shall deliver to Triad a balance sheet as of that time, certified by a duly authorized





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officer of Park.  In the event that, upon the payment of the Dividend, Park shall not have cash and/or cash equivalent assets totaling at least $100,000, Triad shall make a loan to Park in an amount equal to the difference between $100,000 and total amount of cash and cash equivalent assets of Park, such loan to be evidenced and governed by a promissory note which shall be due in one year, shall bear interest at nine percent (9%) per annum, payable at maturity.

         5.9 INSURANCE. Effective upon the Contribution Date, the participation by Park in any insurance coverage of Triad or any of its subsidiaries (including, without limitation, 3055) shall cease. Park shall retain any claims under the pre-existing insurance coverage arising out of events occurring before the Contribution Date.

         5.10 APPRAISAL. Triad has commissioned Carneghi-Bautovich & Partners, Inc., an independent qualified real estate valuation expert, to prepare an appraisal of the real property included in the Triad Designated Assets (the "APPRAISAL"). The Carneghi-Bautovich appraisal is the agreed-upon appraisal to be used for the purposes described in Section 6.10 of the Merger Agreement. The Appraisal shall also be used to determine the size of the capital accounts of Triad and 3055 Management as follows:

         (a) The capital account of Triad in Park shall be equal to the value of the Triad Designated Assets and the value of the real property included shall be determined by the Appraisal, less any indebtedness assumed by Park;

         (b) The capital account of 3055 Management in Park shall be equal to the face amount of the 3055 Management Note.

SECTION 6:  [INTENTIONALLY LEFT BLANK]


SECTION 7:  CLOSING DELIVERIES

         7.1     DELIVERIES BY TRIAD.   On the Contribution Date, Triad shall
           deliver the following:

                 (a)      The Triad Deed;

                 (b)      A counterpart of the Assignment and Assumption
Agreement;

                 (c) A counterpart of the Lease Amendment fully executed by Triad;

                 (d) A copy of the resolutions of Triad's Board of Directors, certified by its Secretary, declaring the Dividend, authorizing or ratifying its execution and delivery of this Agreement, the Lease Amendment, the actions of 3055 in connection with this





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Agreement and the Lease Amendment, and the consummation of the transactions contemplated by this Agreement and the Lease Amendment;

                 (e)      The American General Consent; and

                 (f)      A counterpart of the Waiver of Conflicts.

         7.2 DELIVERIES BY 3055. On the Contribution Date, 3055 shall deliver the following:

                 (a) A copy of the resolutions of the Board of Directors, certified by 3055's Secretary, authorizing or ratifying its execution and delivery of this Agreement, the Merger and the consummation of the transactions contemplated by this Agreement;

                 (b) A copy of the resolutions by Triad, as the sole stockholder of 3055, certified by 3055's Secretary, authorizing or ratifying the Merger;

                 (c)      A counterpart of the Waiver of Conflicts.

         7.3 DELIVERIES BY PARK. On the Contribution Date, Park shall deliver the following:

                 (a) A counterpart of the Lease Amendment fully executed by Park;

                 (b) Evidence of the Triad Membership Interests and the 3055 Management Membership Interests;

                 (c)      A counterpart of the Assignment and Assumption
Agreement;

                 (d)      A counterpart of the Waiver of Conflicts;

                 (e) Confirmation that 3055 Management is the sole manager of Park and is authorized to execute and deliver this Agreement, the Lease Amendment, the Assignment and Assumption Agreement and the Consummation of the transactions contemplated by this Agreement.

         7.4 DELIVERIES BY MANAGEMENT. On the Contribution Date, Management shall deliver the following:

                 (a) A copy of the resolutions of the Board of Directors, certified by Management's' Secretary, authorizing or ratifying Management's execution and delivery of this Agreement, and as Manager of Park of the Lease Amendment and the consummation of the transactions contemplated by this Agreement and the Lease Amendment;





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                 (b)      A counterpart of the Waiver of Conflicts.

SECTION 8:  SECURITIES EXCHANGE ACT OF 1934 UNDERTAKING

         Promptly following the Contribution Date, Park shall prepare and file with the Commission the Registration Statement and Triad shall prepare and file with the Commission the Information Statement.

SECTION 9:  CERTAIN COVENANTS

         9.1 SUPPORT. In order to facilitate the orderly management of Park following the Spin-Off Transaction, for a period of one year following the Contribution Date, Triad shall provide to Park at Triad's Livermore corporate offices (at no cost to Park) the following:

                 (a) Two cubicles of office space, reasonable filing space, and two telephones (provided, however, that all telephone service charges for such telephones (including, without limitation, fees for basic service, long distance charges, and repair and maintenance services) shall be paid by Park); and

                 (b) During normal business hours, (i) reasonable access to the cubicles and filing space referenced in clause (a) above by two Park employees that may be designated from time to time by Park (the "DESIGNATED PARK EMPLOYEES"), (ii) reasonable light and heating and air conditioning for the immediate area in which the cubicles referenced in clause (a) above are located, (iii) secretarial support for the Designated Park Employees, (iv) reasonable access by the Designated Park Employees to two word processing computers and such other office equipment and facilities as is reasonably necessary for the performance of their duties.

Notwithstanding the foregoing, Park shall be liable for all damages to any equipment or improvements provided by Triad in accordance with the foregoing provisions to the extent such damages result from the conduct of any employees or representatives of Park.

         9.2 FURTHER ASSURANCES. From time to time after the Contribution Date, each party to this Agreement shall, without further consideration, take such actions as any other party hereto may reasonably request in order to more effectively consummate the transactions contemplated hereby. Should any claim be made against Triad by the holders of Specified Secured Debt, Park shall obtain the complete and unconditional release of Triad from those claims.

         9.3 CONTRACT SERVICES AGREEMENT. In order for Park to meet its reporting requirements under the Securities Exchange Act of 1934 and to conduct its real estate operations, Triad shall provide Park for a period of two years after the Contribution Date, with administrative assistance from such members of Triad's in-house legal staff





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and accounting staff who have experience with the particular matters as Triad may reasonably designate from time to time with sales contracts, regulatory filings, tax returns, and information management. Park shall reimburse Triad for its fully burdened hourly cost of providing these services . Triad shall have no liability to Park whatsoever arising out of the provision of services by its employees pursuant to this Section 9.3.

         9.4 PROPERTY MANAGERS. Following the Contribution Date, Triad and Park shall jointly agree to the selection and/or replacement of property managers who will act as the facilities managers for Triad and the development mangers for Park as described in SCHEDULE 9.4 (the "PROPERTY MANAGERS"). On the Contribution Date, the Property Managers shall be actively employed by Triad for fifty percent (50%) of their time and by Park for fifty percent (50%) of their time. Park shall reimburse Triad for fifty percent (50%) of the Property Managers' salary and benefits listed on SCHEDULE 9.4. Triad shall have no liability to Park whatsoever arising out of the provision of services by its employees pursuant to this Section 9.4.

         9.5 LIMITED LICENSE. Effective upon payment of the Dividend, Triad grants Park a perpetual license, free of any royalty payments, to use the name "Triad Park" or Triad Business Park in references to the real property included in the Triad Designated Assets in connection with the operations of Park related to the disposition of the Triad Designated Assets.

         9.6 PARK NET WORTH REQUIREMENT. At all times following the Contribution Date until the expiration of Park's indemnity obligations under
Section 11 in accordance with Section 11.8, Park shall not, directly or indirectly, without the prior written consent of Triad, declare or pay any dividend or distribution (whether in cash, property, securities or otherwise) which after giving effect to the dividend or distribution would result in Park have a Specified Net Worth less than the Minimum Worth. If at any time the Specified Net Worth of Park drops below the Trigger Amount, then Triad may elect to require the remaining Real Property of Park to be appraised with the costs of appraisal shared equally by Triad and Park. In addition, Triad may request an appraisal at any time at its sole cost. Any appraisal shall be conducted by an independent appraiser mutually acceptable to Triad and Park. The results of the appraisal shall be used to recalculate Park's Specified Net Worth for the purposes of this Section.

         As used in this Section 9.6, the following terms shall have the following meanings:

         "Specified Net Worth" is the net worth of Park determined in accordance with generally accepted accounting principles consistently applied, except that for the purposes of this calculation: (i) the value of the remaining Real Property shall be included at the value determined by the Appraisal, or if a subsequent appraisal has been performed in accordance with this Section, by that more recent appraisal, each as adjusted by depreciation since the appraisal date; and (ii) there shall be no liability





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attributable to Park's obligations under Section 11 included in the calculation of Specified Net Worth.

         "Minimum Worth" shall mean the greater of: (i) an amount equal to $2,350,000 plus interest on $2,350,000 at the Interest Rate computed from the 75th day following the Contribution Date; or (ii) the amount of any deficiency proposed in writing by the Internal Revenue Service which would be subject to indemnification under Section 11 plus interest on that amount at the Interest Rate computed from the date of the writing stating the proposed deficiency.

         "Trigger Amount" shall mean $4,000,000 plus interest on $4,000,000 at the Interest Rate from the Contribution Date.

         "Interest Rate" shall mean ten percent (10%) per annum, compounded annually.

SECTION 10.  CERTAIN INDEMNIFICATION PROVISIONS

         10.1 INDEMNIFICATION FOR CERTAIN MATTERS. From and after the Contribution Date, Park shall indemnify, defend and hold harmless each of Triad and 3055 and their respective officers, directors and affiliates, and each person, if any, who controls any of the foregoing within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and each of the heirs, executors, successors and assigns of any of the foregoing (each an "INDEMNIFIED PARTY" and, collectively, the "INDEMNIFIED PARTIES") from and against any and all Damages arising out of, related to or based upon:

                 (a) Any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement as of the effective date thereof, the Mailing Date or the payment date of the Dividend, or in the Information Statement as of the Mailing Date or the payment date of the Dividend;

                 (b) Any omission (or alleged omission) to state in the Registration Statement, as of the effective date thereof, the Mailing Date or the payment date of the Dividend, or in the Information Statement, as of the Mailing Date or the payment date of the Dividend, a material fact required to be stated therein or necessary to make the statements therein not misleading;

                 (c) The failure to register all or any portion of the Triad Membership Interest under the Securities Act or any state securities or "blue sky" laws;

                 (d)      The Assumed Obligations;

                 (e) All Environmental Costs and Liabilities with respect to any of the Triad Designated Assets;

                 (f)      The Dividend Expenses; and

                 (g) The breach by Park of any of its representations or warranties under this Agreement or the failure by Park to perform any of its covenants, agreements or obligations under this Agreement.

         10.2 CERTAIN PROCEDURES. Any Indemnified Party will (i) give prompt written notice to Park of any claim with respect to which it seeks indemnification under this Section 10 (but the failure to so notify shall not relieve Park from any liability which it may have under this Agreement except to the extent such failure materially prejudices Park), and (ii) permit Park to assume the defense of any claim made against such Indemnified Party by any person other than Park or any affiliate or controlling person of Park (a "THIRD PARTY CLAIM") with counsel reasonably satisfactory to the Indemnified Party. Any Indemnified Party hereunder shall have the right to employ separate counsel and to participate in the defense of such Third Party Claim, but the fees and expenses of such separate counsel shall be at the expense of such Indemnified Party unless (X) Park has agreed to pay such fees or expenses, (Y) Park shall have failed to assume the defense of such Third Party Claim and employ counsel reasonably satisfactory to such Indemnified Party, or (Z) the parties to such action include both the Indemnified Party and Park and, in the reasonable judgment of the Indemnified Party, a conflict of interest may exist between the Indemnified Party and Park (in which case Park shall not have the right to assume the defense of such action on behalf of the Indemnified Party). Park shall not settle any pending or threatened claim in respect of which any Indemnified Party is or could have been a party and in respect of which indemnification could have been sought hereunder unless such settlement shall provide for a complete and unconditional release of each of the Indemnified Parties hereunder. If the defense of a Third Party Claim is not assumed by Park as permitted hereunder, Park will not be subject to any liability for any settlement made by the Indemnified Party without its consent (but such consent will not be unreasonably withheld).

         10.3    CONTRIBUTION.  If the indemnification provided for in clause
(a), (b) or (c) of Section 10.1 is unavailable to an Indemnified Party in respect of any Damages referred to therein, then Park, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages in such proportion as shall be appropriate to reflect the relative fault of Park, on the one hand, and the Indemnified Party, on the other hand, with respect to the facts and circumstances that resulted in such Damages, as well as any other equitable considerations. With respect to the indemnification provided in clauses (a) and (b) of Section 10.1, the relative fault shall be determined by reference to whether the untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by Park or persons acting on behalf of Park, on the one hand, or the Indemnified Party, on the other hand, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission, but not by reference to Triad's ownership interest in Park. With respect to the indemnification provided in clause (c) of Section 10.1, because Park is being advised by counsel with respect to the legal requirements of the transactions contemplated hereby, Park shall be deemed to be solely at fault.

SECTION 11:      TAX INDEMNITY

         11.1 REPORTING. For income Tax purposes, Triad and Park shall report the transactions contemplated by this Agreement based upon the following principles: (i) Park is a partnership; (ii) the Liquidation is a liquidation described in Section 332 of the Code; (iii) the conveyances of the Triad Designated Assets by Triad and of the 3055 Management Contribution Note in exchange for the Triad Membership Interest and the 3055 Management Membership Interest, respectively, are transactions described in Section 721 of the Internal Revenue Code of 1986, as amended (the "CODE"); (iv) the Dividend gives rise to a sale or exchange of the Membership Interest pursuant to Section 311 of the Code (the "DEEMED SALES"); (v) the amount realized in the Deemed Sales and the amount distributed to the stockholders of Triad shall be equal to the appraised value of the Triad Designated Assets as set forth in the Appraisal (adjusted as appropriate to reflect Park's liabilities and taking into account any adjustments pursuant to Section 752 of the Code); (vi) the adjusted basis of the Triad Membership Interest shall be equal to the adjusted basis of the Triad Designated Assets on the date of contribution to Park as determined by the accounting firm selected under the terms of Section 6.10 of the Merger Agreement, adjusted in accordance with Sections 705, 722, 733 and 752 of the Code; and (vii) the Dividend gives rise to a termination and reconstitution of Park for purposes of Section 708(b)(1)(B) of the Code. Triad and Park shall file all Tax Returns in a manner consistent with this Section 11.1 and neither Triad nor Park shall amend its Tax Returns or file a claim for refund of Taxes in a manner which is inconsistent with this Section 11.1 without the prior written consent of Park or Triad, as the case may be, which consent shall not be unreasonably withheld. For purposes of this Section 11, the term "Triad" shall include all corporations which join with Triad in the filing of consolidated or combined tax returns.

         11.2    TAX CONTEST.

                 (a) Upon receipt of a formal written notification from a taxing authority of an audit of any Tax Returns relating to the transactions contemplated by this Agreement or of a proposed adjustment to the Tax reporting of the transactions contemplated by this Agreement, Triad or Park, as the case shall be, shall promptly notify Park or Triad, as applicable, of the audit or the proposed adjustment.

                 (b) In the case of an audit of or proposed adjustment to a Tax Return of Triad relating to the transactions contemplated by this Agreement, Park shall be permitted to participate in and conduct, at Park's expense and subject to Triad's right of supervision and review, those aspects of an audit, examination or proceeding relating to Taxes for which Park would be responsible under this Section 11 (a "SPIN-OFF TAX CONTEST"). Triad will deliver to Park any limited power of attorney required to enable Park and its representatives to participate in a Spin-Off Tax Contest. With respect to a

Spin-Off Tax Contest, Park shall have the right to determine, subject to Triad's consent which shall not be unreasonably withheld, (i) the attorneys, accountants and/or experts to represent Triad in connection with the Spin-Off Tax Contest, (ii) whether or not to protest or appeal any decision of any administrative or judicial body, and (iii) whether or not to settle the Spin-Off Tax Contest. Triad will not agree, without Park's written consent, to any extension of the applicable statute of limitations with respect to taxable periods which include the Tax consequences of transactions subject to indemnification by Park hereunder, which consent will not be unreasonably withheld; provided that such consent of Park will not be required if the failure to agree to such extension may reasonably be expected to result in the proposed assessment of a deficiency for material Taxes unrelated to the transactions contemplated by this Agreement.

                 (c) In the case of an audit of or a proposed adjustment with respect to Park pursuant to Sections 6221 to 6233 of the Code and relating to the transactions contemplated by this Agreement (a "PARTNERSHIP ITEM TAX CONTEST"), Park shall keep Triad fully informed of the progress of such Partnership Item Tax Contest and shall permit the participation, supervision and review of Triad in such matter, and Park shall not settle the Partnership Item Tax Contest without the prior written consent of Triad, which consent shall not be unreasonably withheld.

         11.3 TAX INDEMNITY. Park shall indemnify and hold Triad harmless from and against any Taxes (and any fees, costs, expenses and other damages with respect to such Taxes or any dispute thereof) attributable to, arising out of or relating to (i) any sale, exchange, dividend, distribution or other disposition of Triad Designated Assets after October 17, 1996, (ii) Park, (iii) the formation of Park, (iv) the transfer by Triad or any affiliate of the Triad Designated Assets to Park, (v) the assumption or refinancing of any liabilities (including the Assumed Obligations) with respect to the Triad Designated Assets, (vi) the sale, exchange, distribution or other disposition of any assets by Park, (vii) the sale, exchange, distribution, dividend or other disposition of the Triad Membership Interest by Triad or any affiliate, (viii) the Liquidation, and (ix) any steps which are attendant to or necessary in connection with any of the foregoing transactions. Park's indemnification obligations under this Section 11.3 shall be computed without reduction, offset or credit for (i) any net operating loss carryforwards, capital loss carryforwards, or tax credit carryforwards of Triad from taxable periods ending before the date of the Dividend, or (ii) any net operating losses, capital losses, or tax credits for the taxable period which includes the date of the Dividend.

         11.4 AFTER-TAX BASIS. Any indemnity payment under this Agreement shall be made on an "after-tax basis." The term "after-tax basis" means any indemnity payment shall be (i) decreased by any Tax reductions (net of any Tax increases) actually realized by the indemnified party or any affiliate as a result of the indemnified loss, and (ii) increased by any increase in Taxes actually realized by the indemnified party or any affiliate as a result of the receipt or accrual of an indemnity payment (including any additional payments pursuant to this sentence).

         11.5 LIMITATIONS. Notwithstanding Section 11.3, Park shall not be required to indemnify Triad for any interest or penalties caused by Triad's failure to timely file any Tax Return.

         11.6 DEMAND AND PAYMENT. In connection with each payment of estimated Taxes, the filing of Tax Returns, the payment of any additional Taxes due in connection with an audit, administrative or judicial proceeding, and at the time any other indemnified matters relating to Taxes are due and payable, Triad shall provide Park with a written statement setting forth the amount of Taxes and other indemnified items due from Park under this Section 11 (the "STATEMENT"). Unless Park disagrees with the calculation of the amount of its indemnity obligation under this Section 11 reflected in the Statement, Park shall pay to Triad the amount shown as due in the Statement within ten days after receipt of such notice, but in no event, in the case of current period and estimated Taxes, shall Park be required to pay any Taxes earlier than three business days prior to the due date of such Taxes. Any payment which is not timely paid by Park shall bear interest at the rate of 9 percent (9%) per annum. If Park disagrees with the amount set forth in the Statement, Park and Triad shall attempt to resolve such disagreement over a period of seven days. If Park and Triad fail to resolve any dispute within such period, then any computational disagreement shall be submitted to arbitration in accordance with this Agreement, except that the arbitrator shall be a tax partner from a big six accounting firm with offices in the San Francisco Bay Area agreed upon by the parties or, if they cannot agree, selected by the AAA. Park shall pay to Triad the amount determined to be due pursuant to such arbitration within five business days of the arbitrator's written resolution thereof.

         11.7 COOPERATION. Triad and Park agree to cooperate in regard to the filing of all Tax Returns relating to this Agreement and any audit or administrative or judicial proceeding with respect thereto, and each party shall provide the other party with reasonable access to Tax and accounting records which relate to such Taxes and Tax Returns.

         11.8 SURVIVAL. Any indemnification pursuant to this Section 11 shall survive and remain in full force and effect thereafter until sixty days after the expiration of all applicable statutes of limitations for the assessment or collection of Taxes (including all periods of extension, whether automatic or permissive).

SECTION 12:  AMOUNTS TO BE PRORATED

         12.1 On the Contribution Date, the following items shall be prorated between Triad and Park as of the Contribution Date: (i) property taxes for the year during which the Contribution Date occurs, (ii) interest on the 3055 Note for the month in which the Contribution Date occurs, (iii) rentals paid under the Lease Agreement attributable to the month in which the Contribution Date occurs, including, without limitation, fixed or minimum rent, additional rent and expense pass-throughs, (iv) utility expenses, and other costs and expenses attributable to the Property, and (v) any other items listed on SCHEDULE 12.1 attached hereto.

         12.2 If any of the prorations are based upon estimates as of the Contribution Date, it is mutually agreed as a covenant to survive the closing that an accurate adjustment shall be made by cash settlement between Triad and Park within thirty (30) days after the estimated item is known for certain. In the event that on the Contribution Date Triad shall not have received tax statements for the calendar year during which the closing occurs, estimated tax figures for that year based upon tax receipts for the immediately preceding calendar year shall, by mutual consent, be used for the purpose of prorating taxes at the closing. It is mutually agreed, as a covenant expressly to survive the closing, that upon receipt of tax statements for the calendar year during which the closing occurs, an accurate adjustment of such tax proration shall be made by cash settlement between Triad and Park within thirty (30) days after receipt of all such tax invoices.

SECTION 13:  ARBITRATION OF DISPUTES

         13.1 AGREEMENT TO ARBITRATE. (a) The parties specifically agree that any controversy, claim or dispute arising out of or relating in any way to this Agreement or any of the other Transaction Documents, or any alleged breach thereof, shall be settled exclusively by arbitration. Subject to the modifications set forth herein, any arbitration shall be administered by the San Francisco, California office of the AAA in accordance with its Commercial Arbitration Rules and the Supplementary Procedures for Large, Complex Disputes in effect at the time the arbitration is initiated (collectively, the "RULES"), unless all parties to the dispute agree in writing that the total amount in controversy is less than one million dollars, in which case, the Commercial Arbitration Rules in effect at the time the arbitration is initiated alone shall govern.

         13.2    NUMBER, SELECTION AND AUTHORITY OF ARBITRATORS.

                 (a) As soon as a demand for arbitration shall be made by any party to this Agreement, the AAA shall proceed to provide a list of the Large, Complex Case Panel (unless the agreement to use the Commercial Rules has been made by all of the parties to the dispute as provided for in the preceding paragraph, in which case arbitrators from the Commercial Panel shall be used) from which the parties shall select a panel of three arbitrators in accordance with the Rules and normal procedures of the San Francisco, California office of the AAA. If necessary, the AAA shall select some or all of the arbitrators when it is authorized to do so under the Rules.

                 (b) The arbitration panel shall be empowered to render full and complete resolution of the dispute. The panel shall also have the authority and discretion to order, as it sees fit, the payment of the parties' attorneys' fees and any and all expenses of the arbitration, including payment of the arbitrators' compensation. In the event the arbitration panel finds that any party has abused or failed to comply with the applicable arbitration or discovery provisions in this contract or in the Rules, the panel shall be empowered to render any sanction that would otherwise be available under the Federal Rules of Civil Procedure, including without limitation rendition of an award for complete relief (including attorneys' fees and all arbitration expenses), in favor of the non-offending parties and against the offending party. All arbitrations shall take place in San Francisco, California.

         13.3 SCHEDULE FOR ARBITRATION. The parties agree that the expeditious conclusion of the arbitration is critical to all parties, and they direct and agree that the arbitration panel shall so allocate time and impose deadlines that the complete proceeding from the initial demand for arbitration to the decision of the panel shall be completed within one hundred and eighty
(180) calendar days. In order to promote this expeditious resolution, the following procedural sequence shall be followed by the parties and shall be enforced by the panel:

                 (a) Any party who makes demand for arbitration (whether an initial demand or by counterclaim or cross claim) shall specify and quantify the remedies that it seeks, including all amounts of money claimed to be payable, transfers of property, or undertakings of obligations (including, without limitation, indemnity and assumption of the defense of litigation).

                 (b) Within ten calendar days after receipt (by fax, telecopy, express delivery, certified mail, or otherwise) of a demand for arbitration, each responding party shall deliver to the opposing party a written response that states with specificity the portions of the relief that it does not contest and that provides a narrative summary of all grounds for contesting each claim for relief that is contested.

                 (c) Any relief that is not contested shall be provided (including, without limitation, the payment of money admitted to be due or the performance of other contractual obligations) within ten calendar days after a responding party admits that it does not contest some aspect of an arbitration demand, and the presence of continuing controversy about other requests for relief shall not be the basis for failure to provide the relief that is not contested during the pendency of the arbitration.

                 (d) The panel shall establish a schedule for discovery, conferences, any written submissions, the hearing, and other matters that permits it to hold a hearing and return its award within the one hundred eighty-day period specified, and all parties agree to abide by directions of the panel with regard to scheduling.

                 (e) If the panel finds that any party has failed to cooperate in good faith with these scheduling provisions, or if any party fails to comply with a scheduling order of the panel, the panel may award damages and impose sanctions for all injuries caused by this delay or failure to comply with these provisions, including, but not limited to, attorneys fees. If the panel finds that actual damages arising from delay are impractical to estimate with reasonable certainty, the parties agree that reasonable liquidated damages for delay shall be $5,000 per day, which may be assessed by the panel as a part of its award.

         13.4    CONSOLIDATION OF PENDING ARBITRATIONS.

                 (a) In the event that any subsequent or further controversy, claim or dispute arising out of or relating in any way to this Agreement or any of the other Transaction Documents, or any alleged breach thereof, arises while any arbitration demand under any such document is pending but before the arbitration panel appointed as a result thereof has rendered its final decision, such panel shall have exclusive jurisdiction over the resolution of such subsequent or further controversies, claims or disputes and shall consolidate all such controversies, claims or disputes before the panel.

                 (b) In the event any arbitration panel created to resolve any controversies, claims and disputes under this Agreement has already rendered a final decision on the controversies, claims and disputes pending before it prior to the initiation of arbitration for any subsequent or further controversy, claim or dispute, such subsequent or further controversy, claim or dispute shall be resolved by a new panel of arbitrators appointed pursuant to the provisions of this Section. No arbitrator who previously served on an arbitration panel appointed pursuant to an arbitration provision set forth in the Agreement, shall be appointed to any subsequent arbitration panel without the express agreement of all parties to the dispute.

         13.5 DISCOVERY PROCEDURES. Unless otherwise agreed to by all parties or ordered by the arbitration panel, discovery shall be limited in the arbitration to the following:

                 (a) The number of depositions concerning any single or consolidated arbitration shall be limited to four (4) depositions by each side to the dispute, regardless of whether more than one party is allied on one side of the dispute;

                 (b) Each deposition shall last no more than one business day and may commence no earlier than 9:00 a.m. and continue no later than 5:00 p.m., as measured at the location of the deposition;

                 (c) The parties may exchange three (3) sets of requests for documents, but the documents called for in each request shall be limited so as not to exceed 100 pages unless a greater page limit is directed by the Panel;

                 (d) Unless a different time is specified by the arbitration panel, production of requested documents for inspection and copying by all other parties to the dispute shall occur within thirty days of actual receipt of the request, whether served by U.S. mail, telecopy, fax, hand delivery or overnight delivery;

                 (e) Subject to other provisions hereof and the Rules, the scheduling and conduct of depositions and document requests and production shall be governed by the Federal Rules of Civil Procedure, as modified by the local rules for the United States District Court for Northern District of California; and

                 (f) All testimony, whether by deposition, at a hearing, or in written submissions, must be submitted under oath or under penalty of perjury.

         13.6 JUDICIAL DETERMINATION. With regard to this arbitration provision, the parties intend that the proceeding may be initiated and continue under the guidance of the AAA and the appointed arbitrators without the need for judicial intervention, but, to the extent any party seeks a judicial determination of the meaning of this arbitration provision or seeks to compel, prevent, or limit a pending arbitration, all parties consent to exclusive jurisdiction for any such controversy in any court of competent jurisdiction in San Francisco, California.

         13.7 ENFORCEMENT OF ARBITRATION AWARD. Any award or decision of an arbitration panel appointed pursuant to this Section may be confirmed by any court of competent jurisdiction.

         13.8 THIRD PARTY CLAIMS. Notwithstanding any provision of this Agreement or any of the other Transaction Documents to the contrary, in the event a claim otherwise subject to arbitration hereunder (a "SPECIFIED CLAIM") arises as a result of a Third Party Claim and such Third Party Claim is asserted in a proceeding before a court or other governmental tribunal, the party to this Agreement in whose favor such Specified Claim arises may, at its option, assert such Specified Claim against a party hereto in such proceeding.

SECTION 14:  REPRESENTATIONS AND WARRANTIES

         Triad, Park, 3055 Management and 3055 each have the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, which have been duly authorized by the Board of Directors of Triad, Park, 3055 Management and 3055; no other corporate proceedings on the part of Triad, Park, 3055 Management or 3055 are necessary to authorize Triad, Park, 3055 Management or 3055 to enter into this Agreement or to consummate the transactions contemplated by this Agreement; and this Agreement is the legal, valid, and binding obligation of Triad, Park, 3055 Management and 3055.

SECTION 15:  MISCELLANEOUS PROVISIONS

         15.1 ATTORNEYS' FEES. If any legal action or other proceeding is commenced to enforce or interpret any provision of, or otherwise relating to, this Agreement, the losing party shall pay the prevailing party's actual expenses incurred in the investigation of any claim leading to the proceeding, preparation for and participation in the proceeding, any appeal or other post judgment motion, and any action to enforce or collect the judgment including contempt, garnishment, levy, discovery and bankruptcy. For this purpose "expenses" include, without limitation, court or other proceeding costs and experts' and attorneys' fees and their expenses. The phrase "prevailing party" shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

         15.2 CHOICE OF LAW. This Agreement shall be construed in accordance with, and governed by, the internal laws of the State of Delaware, without giving effect to the principle of conflicts of laws thereof.

         15.3 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and counterpart signature pages may be assembled to form a single original document.

         15.4 NOTICES. All notices, consents, requests, demands or other communications to or upon the respective parties shall be in writing and shall be effective for all purposes upon receipt on any business day before 5:00 PM local time and on the next business day if received after 5:00 PM or on other than a business day, including without limitation, in the case of (i) personal delivery, (ii) delivery by messenger, express or air courier or similar courier, (iii) delivery by United States first class certified or registered mail, postage prepaid and (iv) transmittal by telecopier or facsimile, addressed as follows:

         If to Triad or 3055, to:

                 Triad Systems Corporation
                 6207 Bee Cave Road
                 Austin, Texas  78746-5146
                 Attn:  Glenn Staats
                 Telephone:  (512) 328-2300
                 Telecopy:   (512) 329-6461

         With a copy to:

                 Triad Systems Corporation
                 3055 Triad Drive
                 Livermore, California 94550
                 Attn:  Glenn Staats
                 Telephone:  (510) 449-0606
                 Telecopy:   (510) 455-6917

                 Weil, Gotshal & Manges, LLP
                 100 Crescent Court
                 Suite 1300
                 Dallas, Texas  75201-6950
                 Attn:  Thomas A. Roberts
                 Telephone:  (214) 746-7748
                 Telecopy:   (214) 746-7777

and

                 Hicks, Muse, Tate & Furst Incorporated
                 200 Crescent Court
                 Suite 1600
                 Dallas, Texas  75201-6950
                 Attn:  Lawrence D. Stuart, Jr.
                 Telephone:  (214) 740-7365
                 Telecopy:   (214) 740-7313

         If to Park or to 3055 Management, to:

                 Triad Park, LLC
                 3055 Triad Drive
                 Livermore, California  94550
                 Attn:  James Porter
                 Telephone:  (510) 499-0606
                 Telecopy:   (510) 455-6917


         With a copy to:

                 McCutchen, Doyle, Brown & Enersen, LLP
                 Three Embarcadero Center, 18th Floor
                 San Francisco, CA  94111-4066
                 Attn:  Edward S. Merrill
                 Telephone:  (415) 393-2112
                 Telecopy:  (415) 393-2286

In this section "business days" means days other than Saturdays, Sundays, and federal and state legal holidays. Either party may change its address by written notice to the other in the manner set forth above. Receipt of communications by United States first class or registered mail will be sufficiently evidenced by return receipt. Receipt of communications by facsimile will be sufficiently evidenced by a machine generated confirmation of transmission without an error message. In the case of illegible or otherwise unreadable facsimile transmissions, the receiving party shall promptly notify the transmitting party of any transmission problem and the transmitting party shall promptly re-send any affected pages.

         15.5 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No rights of any party under this Agreement are assignable without the written consent of all other parties, which any other party may withhold in its absolute discretion.

         15.6 THIRD PARTIES. Except as expressly provided herein, nothing in this Agreement shall be construed to give any person other than the express parties to this Agreement any benefits, rights or remedies.

         15.7 TERMS. Undefined capitalized terms used in this Agreement have the meaning attributed to those terms as set forth in the Merger Agreement.

         15.8 WAIVER/MODIFICATION/AMENDMENT. No amendment of, or waiver of any obligation under, this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought.

         The parties have executed this Agreement as of the Effective Date.

                                        Triad Systems Corporation

                                        By:  /s/ JAMES R. PORTER
                                             -------------------
                                        Its: President

                                        3055 Triad Dr. Corp.

                                        By:  /s/ JAMES R. PORTER
                                             -------------------
                                        Its: President


                                        Triad Park, LLC

                                        By:      Triad Systems Corporation

                                        By:  /s/ JAMES R. PORTER
                                             -------------------
                                        Its: President

                                        By:      3055 Management Corp.

                                        By:  /s/ JAMES R. PORTER
                                             -------------------
                                        Its: Vice President, Secretary, & CFO

                                        3055 Management Corp.

                                        By:  /s/ JAMES R. PORTER
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                                        Its: Vice President, Secretary, & CFO






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